Marine Transport Corporation Announces
                            Change in MARAD Contracts
                        Claim by Internal Revenue Service

New York - July 9, 1998 - Marine Transport Corporation ("MTC") (Nasdaq: MTLX) announced today that the Maritime Administration of the U.S. Department of Transportation ("MARAD"), because of an error on their part in the bidding process, has rescinded all contract awards made in mid-June 1998 covering 89 ships and will reopen discussions with all 19 bidders. As announced June 17, 1998, MTC's subsidiary Marine Transport Lines ("MTL") had been awarded long term contracts by MARAD for the operation of 10 ships, replacing a previous contract which covered nine ships. Until the new bidding process is completed, MTL will continue with the existing terms of the management contract covering nine ships.

At the time of the MARAD contract awards in June, OMI Ship Management, another subsidiary company now known as Intrepid Ship Management ("Intrepid"), was not awarded any contracts although it had previously managed nine ships for MARAD. The latest development at MARAD means that Intrepid will continue to manage those ships for the government until the re-bidding is complete, and should have an opportunity to participate in this new bidding process.

Richard du Moulin, Chairman and Chief Executive Officer of Marine Transport Corporation, said "Although we are surprised by this unusual event, we are confident that our proven capability in ship management for the government dating back to the World Wars, and our


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excellent  working  relationship  with  MARAD,  should  enable  us to be  highly competitive in whatever process MARAD utilizes for contract awards."

In an unrelated and previously disclosed matter, the Company announced that the Internal Revenue Service ("IRS") has disallowed certain investment tax credits claimed by a subsidiary of a commercial bank ("Bank") relating to the vessel MARINE RELIANCE. The MARINE RELIANCE was formerly chartered by a subsidiary of MTC and under the charter arrangement MTC is required to indemnify the Bank for any amounts that the Bank would be required to pay the IRS as a result of a disallowance of investment tax credits. While the IRS has not issued a final determination of the amounts it is seeking, the Bank has advised MTC that the potential liability (including interest) was approximately $4.8 million as of December 31, 1997. The Bank and MTC will continue to contest the amounts sought by the IRS.

MTC is a U.S.-based supplier of marine transportation services. Excluding the MARAD contracts, MTC owns and/or manages 21 ships, 6 supply vessels and 5 chartered-in vessels, making it one of the largest U.S.-based fleets of ocean going vessels. MTC's core business is industrial shipping based on long-term alliances, some as long as 50 years, with leading chemical and energy customers. As an operator with International Safety Management (ISM) certification, MTC is able to provide services to support U.S. and international shipping expansion for quality-conscious commercial and U.S. government customers.

Contact:      Mark L. Filanowski
              Marine Transport Corporation
              201) 330-0200 ext. 203


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